Exhibit 99.1
Contacts: Rob Stewart
Investor Relations
FOR RELEASE	Tel (949) 480-8300
October 22, 2009	Fax (949) 480-8301

ACACIA RESEARCH REPORTS THIRD QUARTER 2009
FINANCIAL RESULTS

Newport Beach, Calif. – (BUSINESS WIRE) – October 22, 2009 – Acacia Research Corporation (Nasdaq: ACTG) today reported results for the three months ended September 30, 2009.

“Acacia Research generated $16,831,000 in licensing transactions in the third quarter of 2009, resulting in third quarter license fee revenues of $12,831,000, a decrease of 7%, compared to $13,796,000 in the year ago period, and deferred revenues of $4,000,000 which will be recognized as revenues in subsequent periods,” commented Acacia Research Chairman and CEO, Paul Ryan.

“Acacia Research trailing 12-month revenues were $58,779,000, an increase of 40%, compared to $41,963,000 at the end of the third quarter of 2008.”

“Acacia Research reported a net loss of $4,775,000, or $.16 per share, including non-cash patent amortization and non-cash stock compensation charges totaling $2,717,000.  In preparation for a number of trials scheduled for later this year and in 2010, our subsidiaries increased legal expenses by $2.4 million, compared to the year ago period.  This included payments for third party experts and for expert damage reports that will be used in trials.  In the third quarter, Acacia generated revenues from 36 new licensing agreements, covering 18 different technologies, including initial revenues from three new licensing programs. Acacia has now generated revenues from 56 different technologies.”

“During the quarter, Acacia acquired control of 9 new patent portfolios for future licensing and controls over 125 patent portfolios. Acacia invested $8.8 million in acquiring patent portfolios, with a contractual guarantee for Acacia to receive a minimum of $5.0 million in net proceeds.  The majority of the remaining acquisition costs are subject to advance royalty recovery provisions, providing for higher percentage returns to our operating subsidiaries until the advances are fully recovered and generally provide for higher percentage returns overall.”

“We currently have the largest number of licensing opportunities in our history and our track record of licensing success is generating new partnering opportunities with technology companies, universities, and research centers wanting us to partner with them and take over the licensing of their patented technologies,” concluded Mr. Ryan.

Acacia Research Corporation Consolidated Financial Results

For the Three Months Ended September 30, 2009 and 2008

License fee revenues for the third quarter of 2009 were $12,831,000, as compared to $13,796,000 in the third quarter of 2008.   In addition, deferred license fee revenues, representing upfront license fee payments received or receivable from licensees at the beginning of the contractual license term, which are deferred and amortized in the statement of operations as license fee revenues on a straight-line basis over the applicable license term, increased to $6,982,000 as of September 30, 2009, compared to $318,000 at December 31, 2008.

Revenues for the third quarter of 2009 included license fees from 36 new licensing agreements covering 18 of our technology licensing programs, including initial license fee revenues for our Lighting Ballast technology, Microprocessor technology, and our Online Promotion technology.  License fee revenues in the third quarter of 2009 also included fees from the licensing of our DMT® technology, Telematics technology, Pop-up Internet Advertising technology,  Audio Communications Fraud Detection technology, Picture Archiving & Communication Systems technology, Projector technology, Rule Based Monitoring technology, Encrypted Media & Playback Devices technology, Heated Surgical Blades technology, Credit Card Fraud Protection technology, Remote Management of Imaging Devices technology, Database Access technology, Vehicle maintenance technology,  Storage Technology and Online Auction Guarantee technology. To date, on a consolidated basis, our operating subsidiaries have generated revenues from 56 technology licensing programs.

Consolidated trailing twelve-month revenues totaled $58.8 million as of September 30, 2009, as compared to $59.7 million as of June 30, 2009, $51.8 million as of March 31, 2009, $48.2 million as of December 31, 2008, and $42.0 million at September 30, 2008.

Acacia Research Corporation reported a third quarter 2009 net loss of $4,775,000, compared to a net loss of $2,420,000 in the third quarter of 2008.  Results from operations for the third quarter of 2009 included non-cash charges totaling $2,717,000, comprised of non-cash stock compensation charges of $1,472,000 and non-cash patent amortization charges of $1,245,000.  Results from operations for the third quarter of 2008 included non-cash charges of $3,101,000, comprised of non-cash stock compensation charges of $1,949,000 and non-cash patent amortization charges of $1,152,000.

Marketing, general and administrative expenses for the third quarter of 2009 decreased to $5,089,000 (including non-cash stock compensation charges of $1,472,000) from $5,464,000 (including non-cash stock compensation charges of $1,949,000) in the comparable 2008 period, primarily due to a decrease in non-cash stock compensation charges resulting from a reduction in personnel since the end of the prior year period and a decrease in the average fair value of equity-based incentive awards expensed in the third quarter of 2009, as compared to the prior year period.  The decrease was partially offset by a minor increase in general and administrative expenses related to ongoing operations.

Inventor royalties expenses for the third quarter of 2009 and 2008 were $3,010,000 and $4,329,000, respectively.  Contingent legal fees expenses for the third quarter of 2009 and 2008 were $3,470,000 and $3,934,000, respectively.  In addition, net income attributable to noncontrolling interests in operating subsidiary, representing the portion of net proceeds from the licensing and enforcement activities of a majority-owned operating subsidiary that are distributable to the operating subsidiary’s noncontrolling interest holders pursuant to the underlying operating agreement, totaled $1,029,000 in the third quarter of 2009.  The economic terms of the inventor agreements, operating agreements and contingent legal fee arrangements, if any, including royalty rates, contingent fee rates and other terms, vary across the patent portfolios owned or controlled by our operating subsidiaries.  As such, inventor royalties, payments to noncontrolling interests and contingent legal fees expenses fluctuate period to period, based on the amount of revenues recognized each period and the mix of specific patent portfolios with varying economic terms generating revenues each period.

In the aggregate, inventor royalties and noncontrolling interests in operating subsidiary decreased 7% during the third quarter of 2009, as compared to the third quarter of 2008, consistent with the 7% decrease in license fee revenues for the same periods.  Contingent legal fees expenses decreased 12% for the same periods, due to certain patent portfolios with lower contingent fee rates generating revenues during the third quarter of 2009, as compared to the patent portfolios generating revenues in the comparable 2008 period.

Patent-related legal expenses for the third quarter of 2009 were $3,536,000, as compared to $1,110,000 in the third quarter of 2008.  Patent-related legal expenses include patent-related prosecution and enforcement costs incurred by outside patent attorneys engaged on an hourly basis and the out-of-pocket expenses incurred by law firms engaged on a contingent fee basis.  Patent-related legal expenses fluctuate from period to period based on patent enforcement and prosecution activity associated with ongoing licensing and enforcement programs and the timing of the commencement of new licensing and enforcement programs in each period.  The increase in patent-related legal expenses is due to an increase in litigation support related out of pocket expenses, third party technical consulting expenses and professional expert expenses incurred in connection with our continued investment in certain of our licensing and enforcement programs with trial dates scheduled for late 2009 and early 2010, and a net increase in costs related to new licensing and enforcement programs commenced since the end of the prior year period.  We expect patent-related legal expenses to continue to fluctuate period to period based on the factors summarized above, in connection with upcoming scheduled trial dates and our current and future patent acquisition, development, licensing and enforcement activities.

Patent-related research, consulting and other expenses for the third quarter of 2009 were $404,000, as compared to $444,000 in the third quarter of 2008.  Research, consulting and other expenses include third-party patent related research, development, consulting, licensing and enforcement and patent maintenance costs incurred in connection with the development, licensing and enforcement and maintenance of patent portfolios.  These costs fluctuate period to period based on patent licensing and enforcement activities in each period.

Investments in Patent Portfolios

During the three months ended September 30, 2009, certain of our operating subsidiaries continued to execute their business strategy in the area of patent portfolio acquisitions.  Patent portfolio acquisition costs for the three months ended September 30, 2009 totaled $8.8 million, as compared to $100,000 during the comparable 2008 period.  During the three months ended September 30, 2009, we acquired a total of nine patent portfolios, with applications in the digital video enhancement, communications messaging, records management, power management, biosensors, integrated access, data synchronization between mobile and fixed computer systems, and other technology areas.  The total number of patents and associated U.S. applications per portfolio acquired during the three months ended September 30, 2009 ranged from one to 49.  Several of the patent portfolios acquired in the third quarter of 2009 were acquired in connection with partnering arrangements executed with major technology companies, reflecting our continued identification of opportunities to partner not only with individual inventors and small to medium size technology companies, but also major well established technology companies with larger patent portfolios.

Of the $8.8 million in patent acquisition costs invested during the third quarter of 2009, we have a contractual guarantee to receive a minimum of $5.0 million in net proceeds, which significantly reduces the risk associated with these initial investments.  The majority of remaining acquisition costs incurred are subject to contractual provisions providing for higher percentage returns to our operating subsidiaries early on in the licensing and enforcement program until such initial upfront acquisition costs are fully recovered.

The higher level of acquisition costs incurred in the current quarter reflects our continued identification of opportunities to partner with major technology companies and exchange up front, advanced royalty payments to patent owners, for a reduced future inventor royalty percentage, resulting in the potential for higher returns on our investments for our shareholders, in connection with future licensing and enforcement activities.

Financial Condition

Total assets were $76,074,000 as of September 30, 2009 compared to $73,074,000 as of December 31, 2008.  Cash and cash equivalents and investments totaled $45,284,000 as of September 30, 2009 compared to $51,518,000 as of December 31, 2008.  During the nine months ended September 30, 2009, patent related acquisition costs totaled $9,162,000, as compared to $1,759,000 during the comparable 2008 period.

Refer to the section below entitled “Summary Financial Information” for summary consolidated balance sheet, income statement and cash flow information as of and for the three and nine months ended September 30, 2009.

Business Highlights and Recent Developments

Business highlights of the third quarter and recent developments include the following:

(Note:  Acacia Patent Acquisition LLC, Financial Systems Innovation LLC, Lighting Ballast Control LLC, Hospital Systems Corporation, Light Valve Solutions LLC, International Printer Corporation, Data Network Storage LLC, Optimum Processing Solutions LLC, Microprocessor Enhancement Corporation, Diagnostic Systems Corporation, Service Reminder LLC, Thermal Scalpel LLC, Internet Coupon Solutions LLC and Creative Internet Advertising Corporation are all wholly owned operating subsidiaries of Acacia Research Corporation):

•
Financial Systems Innovation LLC entered into settlement agreements with the following companies covering a patent that applies to credit card fraud protection, resolving disputes that were pending before the United States District Court for the Northern District of Georgia and the Northern District of Texas.

•The Finish Line, Inc.
•Avis Budget Group, Inc.
•BJ’s Wholesale Club, Inc.
•Bose Corporation
•Chevron U.S.A. Inc.
•Guess, Inc.
•Guitar Center Stores, Inc.
•Richemont North America, Inc.
•Tiffany and Company
•The Yankee Candle Company, Inc.

•Ben Bridge Jeweler, Inc.
•Christopher & Banks, Inc.
• L’Oreal, USA, Inc.
•Zara USA, Inc.
•Aerogroup Retail Holdings, Inc.
•ConocoPhillips Company
•IKEA Georgia LLC
•Helzberg’s Diamond Shops, Inc.
•Christopher & Banks, Inc.
•Regis Corporation

The expired patent asserted in this litigation generally relates to a computerized system for protecting retailers and consumers engaged in credit card, check card, and debit transactions.  The system includes an electronic card reader, and the generation and use of a transaction number, which specifically identifies each transaction processed within the system.

•
Lighting Ballast Control LLC entered into a license agreement with General Electric Company covering patents relating to lighting ballasts.  The agreement resolves litigation that was pending in the United States District Court for the Northern District of Texas with respect to certain GE products. The technology generally relates to controlling power to fluorescent lamps. The technology may be used in lighting ballasts for industrial applications.

•
Hospital Systems Corporation entered into a license agreement with Agfa-Gevaert N.V. covering a portfolio of patents that apply to medical picture archiving and communication system (PACS) technology.  This agreement resolves the parties’ dispute that was pending in the District Court for the Eastern District of Texas.

•
Light Valve Solutions LLC entered into a settlement and license agreement with ViewSonic Corporation covering a patent portfolio that relates to light valve systems.  This agreement resolves patent litigation that was pending in the United States District Court for the Northern District of Georgia.

•
International Printer Corporation entered into a settlement and license agreement with Xerox Corporation covering a patent portfolio that relates to networkable multifunction printer technology.  This agreement resolves patent litigation that was pending in the United States District Court for the Eastern District of Texas.

•
Data Network Storage LLC entered into a settlement and license agreement with Aberdeen LLC covering a patent portfolio that relates to storage area network technology.  This agreement resolves patent litigation that was pending in the United States District Court for the Southern District of California.

•
Optimum Processing Solutions LLC entered into a settlement agreement with Texas Instruments Incorporated.  This agreement resolves patent litigation, Civil Action Case no. 1:09-cv-1098, that was pending in the United States District Court for the Northern District of Georgia.

•
Software Tree LLC, a majority-owned operating subsidiary of Acacia Research Corporation, entered into a license agreement with IBM Corporation. The Software Tree technology generally relates to systems and methods for exchanging data and commands between an object oriented system and a relational system.  This technology can be used in several products and services, including application servers and stand-alone object-relational mapping applications.

•
Microprocessor Enhancement Corporation entered into a license agreement with Eurotech Inc., covering a portfolio of patents that relate to an architecture employed in advanced pipeline microprocessors. This architecture allows for conditional execution of microprocessor instructions, and a later determination of whether the instructions executed should be written back to memory.  By conditionally executing instructions in this architecture, significant improvements in microprocessor speed can be achieved.

•
Diagnostic Systems Corporation settled a lawsuit with Symantec Corporation relating to a portfolio of patents that apply to rule-based monitoring.  This dispute was pending in the Central District of California. Diagnostics Systems Corporation also entered into a non-exclusive license covering U.S. Patent No. 5,537,590 and other patents with SAP America, Inc., a Delaware corporation, and Business Objects Americas, Inc., a Delaware corporation.

•
Service Reminder LLC and Mercedes-Benz USA LLC, filed a joint stipulation of dismissal of their patent litigation that had been pending in the United States District Court for the District of New Jersey, bearing Docket No. 08-4979 (SDW) (MCA).

•
Thermal Scalpel LLC entered into a license agreement with Covidien PLC, Covidien Ltd. and Tyco Healthcare Group LP covering certain patents relating to surgical devices.  The agreement resolves litigation that was pending in the United States District Court for the Eastern District of Texas with respect to Covidien’s products.

•
Internet Coupon Solutions LLC entered into a license and settlement agreement with Valpak Direct Marketing Systems, Inc. covering certain patents relating to online coupons.  The agreement resolves litigation between Internet Coupon and Valpak that was pending in the United States District Court for the Eastern District of Texas, Tyler division.

•
Creative Internet Advertising Corporation received a jury verdict of infringement and an award of damages in its patent infringement trial with Yahoo! Inc. pending in the District Court for the Eastern District of Texas, Tyler Division.  The federal court jury returned a unanimous verdict that Yahoo! Inc.’s messenger program with IMVironments infringes United States Patent Number 6,205,432 (the “432 patent”), both literally and under the Doctrine of Equivalents and awarded damages in the amount of $6,625,584.  This damage amount was based on Yahoo’s revenue related to the invention through November 2008.  The jury in Civil Action Number 6:07cv354 also returned a unanimous verdict that Yahoo! Inc.’s infringement of the ‘432 patent was willful.  Creative Internet Advertising Corporation has asked the Court to enter a judgment in the amount of the verdict and for enhancement of damages based on the willfulness finding, pre-judgment interest, attorney fees, court costs, and for an ongoing royalty.  The Court’s decision on whether to grant any enhanced damages or other monetary amounts is still pending.  Yahoo! Inc. has filed a notice of intent to appeal the verdict.

•	Acacia Patent Acquisition LLC continued its patent and patent rights acquisition activities, acquiring a total of nine new patent portfolios in the third quarter of 2009, including the following:

•
In July 2009, acquired a patent for messaging technology. This patented technology generally relates to a communications messaging platform that notifies the user after receiving messages and enables the user to access the messages via a browser. The platform may receive messages in multiple formats, such as voice, text, or image.

•
In July 2009, acquired patents for computer architecture and power management technologies. These patented technologies generally relate to computer architecture and power management. These technologies can be used in computers, servers, cell phones, game consoles, microprocessors and other electronic systems.

•	In August 2009, acquired a patent for records management technology. This patented technology generally relates to enabling individuals in an enterprise to uniformly classify records.

•
In August 2009, acquired a portfolio of 38 U.S. patents, 11 U.S. patent applications and 10 foreign counterparts, issued to a major consumer electronics manufacturer. This patented technology generally relates to the enhancement of digital video images and has applications in a wide variety of consumer electronics products, such as TV’s, DVD/Blu-ray players, game consoles, smart phones and cameras, in reducing artifacts created during digital video encoding.

•	In August 2009, acquired rights to a patent for biosensor technology. This patented technology generally relates to biosensors, such as those used in drug discovery

•
In September 2009, acquired patents for integrated access technology from an affiliate of a large technology company. This patented technology includes the delivery of triple play (voice, video and data) services and can be used in installations that incorporate set top boxes and/or voice/data gateways.

•
In September 2009, acquired rights to a patent portfolio comprising 31 U.S. patents and associated U.S. patent applications and foreign counterparts. The majority of the patents in the portfolio were issued to a major electronics company. The patent portfolio includes patents relating to the synchronization of data between mobile and fixed computer systems. This technology may be used to keep email, contacts, calendar information and other data synchronized between mobile devices (such as PDA’s and smart phones) and servers or desktop computers.

______________________________________________

A conference call is scheduled for today.  The Acacia Research presentation and Q&A will start at 1:30 p.m. Pacific Time (4:30 p.m. Eastern).

To listen to the presentation by phone, dial (888) 646-0797 for domestic callers and (706) 758-8573 for international callers, both of whom will need to enter the conference ID 29015115 when prompted.  A replay of the audio presentation will be available for 30 days at (800) 642-1687 for domestic callers and (706) 645-9291 for international callers, both of whom will need to enter the Conference ID 29015115 when prompted.

The call is being webcast by CCBN and can be accessed at Acacia’s website at www.acaciaresearch.com.

ABOUT ACACIA RESEARCH CORPORATION

Acacia Research’s subsidiaries develop, acquire, and license patented technologies.  Acacia Research’s subsidiaries control over 125 patent portfolios, which include U.S. patents and certain foreign counterparts, covering technologies used in a wide variety of industries.

Information about Acacia Research is available at www.acaciatechnologies.com and www.acaciaresearch.com.

 Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions.  Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K and 8-K/A, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

ACACIA RESEARCH CORPORATION
SUMMARY FINANCIAL INFORMATION
(In thousands, except share and per share information)
(Unaudited)

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

	September 30,	December 31,
	2009	2008

ASSETS

Current assets:
Cash and cash equivalents	$42,800	$48,279
Accounts receivable	6,535	7,436
Deferred royalties and contingent legal fees	2,398	-
Prepaid expenses and other current assets	1,512	1,255
Total current assets	53,245	56,970

Property and equipment, net of accumulated depreciation	186	221
Patents, net of accumulated amortization	18,211	12,419
Investments - noncurrent	2,484	3,239
Other assets	1,948	225
	$76,074	$73,074

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$5,766	$3,240
Royalties and contingent legal fees payable	8,733	10,770
Deferred revenues	4,580	318
Total current liabilities	19,079	14,328

Deferred revenues, net of current portion	2,402	-
Other liabilities	246	199
Total liabilities	21,727	14,527
Total stockholders' equity	54,347	58,547
	$76,074	$73,074

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008

License fee revenues	$12,831	$13,796	$40,512	$29,960

Operating costs and expenses: (1)
Cost of revenues:
Inventor royalties	3,010	4,329	8,890	8,596
Contingent legal fees	3,470	3,934	9,890	8,503
Legal expenses - patents	3,536	1,110	7,000	3,111
Research, consulting and other expenses - patents	404	444	1,350	1,555
Amortization of patents	1,245	1,152	3,370	3,731
Marketing, general and administrative expenses (including non-cash stock compensation expense of $1,472 and $5,573 for the three and nine months ended September 30, 2009, respectively and $1,949 and $5,716 for the three and nine months ended September 30, 2008, respectively)	5,089	5,464	17,076	17,014

Total operating costs and expenses	16,754	16,433	47,576	42,510

Operating loss	(3,923)	(2,637)	(7,064)	(12,550)

Total other income	224	255	558	685

Loss from operations before provision for income taxes	(3,699)	(2,382)	(6,506)	(11,865)

Provision for income taxes	(47)	(38)	(124)	(85)
Net loss including noncontrolling interests in operating subsidiary	(3,746)	(2,420)	(6,630)	(11,950)

Net income attributable to noncontrolling interests in operating subsidiary	(1,029)	-	(3,150)	-
Net loss attributable to Acacia Research Corporation	$(4,775)	$(2,420)	$(9,780)	$(11,950)

Net loss per common share attributable to Acacia Research Corporation:
Basic and diluted net loss per share	$(0.16)	$(0.08)	$(0.33)	$(0.41)

Weighted average number of shares outstanding, basic and diluted	30,071,492	29,553,609	29,818,956	29,365,035

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Net cash provided by (used in):
Operating activities	$(3,291)	$(295)	$5,896	$(4,175)
Investing activities	(7,947)	(54)	(8,232)	4,276
Financing activities (2)	(2,085)	-	(3,143)	142

Increase (decrease) in cash and cash equivalents	(13,323)	(349)	(5,479)	243

Cash and cash equivalents, beginning	56,123	41,059	48,279	40,467

Cash and cash equivalents, ending	$42,800	$40,710	$42,800	$40,710

Note:
(1) -	Certain operating costs and expenses previously reported for the three and nine months ended September 30, 2008 have been reclassified to conform with the current period presentation.
(2) -	Includes $2,121,000 in payments to noncontrolling interests in operating subsidiary.